Exhibit 99.1

                      [LETTERHEAD OF MILESTONE SCIENTIFIC]

                                                 FOR IMMEDIATE RELEASE
CONTACT

Stuart J. Wildhorn - Senior Vice President
Milestone Scientific Inc.
(973) 535-2717; (973) 535-2829 (Fax)
Web site: www.milesci.com

    MILESTONE SCIENTIFIC INC. ANNOUNCES RESULTS OF RECONVENED ANNUAL MEETING

LIVINGSTON, N.J., July 21, 2003 -- Milestone Scientific Inc. (AMEX: MS) today announced that at its reconvened Annual Meeting of Stockholders, held on Friday, July 18, 2003, the proposed amendment adding a new class of "blank check" Preferred Stock was approved by a vote of 7,250,330 For to 218,161 Against with the remaining shares either not voting or abstaining.

Leonard Osser, Chairman and CEO, stated, "The new preferred stock provides us with a powerful new tool for use in various transactions, including financings and possible acquisitions. Immediately, we plan to negotiate with the holders of our Senior Secured, Secured and other debt, now payable in Common Stock, to see whether they will accept payment of that debt through issuance of a new series of convertible Preferred Stock. Any Preferred Stock issued for that purpose would have conversion rights less dilutive to Common Stockholders than issuance of Common Stock, but would have offsetting benefits to the debt-holders.

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Milestone Scientific is the developer, manufacturer and marketer of CompuMed(R)
and CompuDent(R) computer controlled local anesthetic delivery systems. These systems comprise a microprocessor controlled drive unit as well as The Wand(R) handpiece, a single patient use product that is held in a pen like manner for injections. In 2001, Milestone Scientific received broad United States patent protection on "CompuFlo(TM)", an enabling technology for computer controlled, pressure sensitive infusion, perfusion, suffusion and aspiration, which provides real time displays of pressures, fluid densities and flow rates, that advances the delivery and removal of a wide array of fluids. In 2002, Milestone Scientific received United States patent protection on a safety engineered sharps technology, which allows for fully automated true single-handed activation with needle anti-deflection and force-reduction capability.

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This release contains "forward looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The Company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that the forward-looking statements, including, but not limited to, those relating to the availability of capital pursuant to this facility, will prove to be accurate.

         Contact: Milestone Scientific Inc.
                  Stuart J. Wildhorn, 973/535-2717
                  Fax: 973/535- 2829
                  www.milesci.com

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